Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Edward Gallup

770-441-2051

Immucor Receives Nasdaq Notice Related to Delay in Filing Form 10-Q

NORCROSS, GA. (October 18, 2005) - Immucor, Inc. (Nasdaq/NM: BLUD), a global leader in providing automated instrument-reagent systems to the blood transfusion industry, announced today that the Company has received a Nasdaq Staff Determination letter dated October 12, 2005, indicating that the Company’s failure to timely file its Form 10-Q for the period ended August 31, 2005 is in noncompliance with Nasdaq Marketplace Rule 4310(c)(14).  The Company previously announced on September 1, 2005 that, as a result of the Company’s failure to timely file its Form 10-K for the fiscal year ended May 31, 2005, the Company is not in compliance with Rule 4310(c)(14) and, as a result, the Company’s common stock is subject to delisting from the Nasdaq National Market.  The Company’s failure to timely file its Form 10-Q serves as basis for delisting the Company’s common stock from the Nasdaq National Market.

Such letters are standard procedure when a company is late in filing a periodic report.  The Company has previously requested and received a hearing before a Nasdaq Listing Qualifications Panel, which automatically stayed the delisting of the Company’s common stock pending a decision from the Panel.  The Company will provide additional information to the Panel as requested and appropriate concerning its plans to complete and file the Form 10-K and Form 10-Q.  The Company believes that it otherwise complies with all applicable Nasdaq rules.

As previously reported, the filing of the Company’s Form 10-K has been delayed in part due to the need to complete the remaining processes needed for the Company’s independent registered public accounting firm to complete its audit of the Company’s financial statements for the fiscal year ended May 31, 2005. The Company continues to work diligently to complete these remaining processes and to finalize and file its Form 10-K, and to complete the processes required to finalize and file its Form 10-Q as soon as possible.

Founded in 1982, Immucor manufactures and sells a complete line of reagents and automated systems used by hospitals, clinical laboratories and blood banks to detect and identify certain properties of the cell and serum components of human blood prior to transfusion. Immucor markets a complete family of automated instrumentation for all of our market segments.

For more information on Immucor, please visit our website at www.immucor.com.

This press release contains forward-looking statements as that term is defined in the Private Securities Reform Act of 1995, including, without limitation, statements concerning the Company’s expectations, beliefs, intentions or strategies regarding the future. All forward-looking statements included in this document are based on information available to the Company on the date hereof, and the Company assumes no obligation to update any such forward-looking statements. Further risks are detailed in the Company’s filings with the Securities and Exchange Commission, including those set forth in the Company’s most recent Form 10-K and Quarterly Reports on Form 10-Q.